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AMERON INTERNATIONAL CORPORATION
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N E W S R E L E A S E
February 17, 2010

Contacts:
Gary Wagner, Senior Vice President and Chief Financial Officer
James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer
Telephone: 626-683-4000

AMERON INTERNATIONAL ANNOUNCES RECEIPT OF DIRECTOR NOMINATION
PROPOSAL AND RESCHEDULES ANNUAL MEETING

Company Recommends Stockholders Elect Michael Hagan and Barry Williams to Ameron Board

     PASADENA, Calif.— February 17, 2010 – Ameron International Corporation (NYSE: AMN) (the "Company") today announced that it has received a notice from Barington Capital Group, L.P. ("Barington"), an investment firm based in New York, indicating that it is seeking to nominate two individuals, James A. Mitarotonda and Joseph R. Wright Jr., for election to the Company's Board of Directors (the "Board") at the Company's 2010 annual meeting of stockholders (the "Annual Meeting"). The Company also announced that it will postpone its Annual Meeting, originally scheduled to be held on Wednesday, March 24, 2010, at 10:00 a.m. local time, to Wednesday, March 31, 2010, at 10:00 a.m. local time. The record date for stockholders entitled to vote at the Annual Meeting remains the same, February 9, 2010.

     The Company's Board has been undergoing a thorough review process for additional qualified candidates to join the Board. As part of this process, the Board appointed a Search Committee of independent directors to conduct the review process. Although the Company is still determining whether Barington’s notice is adequate to allow Barington to nominate its candidates, members of the Search Committee met with Barington’s proposed nominees to discuss their credentials alongside the other candidates it was considering.

     Following these meetings, the Search Committee and the Nominating and Corporate Governance Committee, along with the entire Board, thoughtfully and carefully analyzed the candidates and concluded that it was in the best interests of the Company and its stockholders to nominate J. Michael Hagan and Barry L. Williams to the Board at the Annual Meeting.

     J. Michael Hagan. Mr. Hagan retired as the Chairman, President and Chief Executive Officer of Furon Company, a NYSE listed manufacturer of polymer components, which was acquired by Compagnie de Saint-Gobain, a publicly held French corporation. Mr. Hagan is currently a Director of PIMCO Funds, an investment management services company, and a director of Fleetwood Enterprises, which manufactured recreational vehicles and produced manufactured housing. Mr. Hagan is involved in numerous charitable organizations, including the Mission San Juan Capistrano Foundation, a charity dedicated to preserving the historic San Juan Capistrano Mission in Orange County, California, and Taller San Jose, an educational and anti-poverty organization.

     Barry L. Williams. Mr. Williams is President of Williams Pacific Ventures, Inc., a business investment and consulting firm, and has held that position since 1987. He also served as interim President and Chief Executive Officer of the American Management Association, a management development organization, from November 2000 to June 2001. Mr. Williams is a director of PG&E Corporation, CH2M Hill Companies, Ltd., The Northwestern Mutual Life Insurance Company, The Simpson Manufacturing Company Inc. and SLM Corporation. Mr. Williams began his career as a business consultant with McKinsey & Co. in 1971 and joined Bechtel Group in 1979, where he served in various management positions. In 1988, Mr. Williams became the President & CEO of C. N. Flagg Power Inc., a construction services company, which was sold in 1992. Mr. Williams has undergraduate, masters in business administration and juris doctorate degrees from Harvard University, and previously served as an Adjunct Lecturer in Entrepreneurship at the Haas School of Business, at the University of California, Berkeley.

About Ameron International Corporation

     The Company is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), the Company is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company's businesses operate in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

Important Information

     The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the Annual Meeting. The Company will be filing a proxy statement and accompanying proxy card shortly, which will be used to solicit votes in favor of, among other things, its director nominees. Stockholders are strongly advised to read the proxy statement when it becomes available, as it will contain important information, including information regarding any interests of the directors and executive officers in the proposals that are the subject of the Annual Meeting. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at the Company's Internet website at www.ameron.com or by writing to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, CA 91101.

Forward Looking Statements

     Forward-looking statements in this press release speak only as of the date of this press release. The Company does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.